Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
Cray Inc. Files 2005 Form 10-K Consistent with Preliminary Results
Company Completes Anticipated Restatement of 2004 Financial Results
Company Reports Unqualified Sarbanes-Oxley Opinion for 2005
SEATTLE, WA – April 21, 2006 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Cray’s 2005 results are consistent with preliminary results announced on March 17, 2006.
Fourth Quarter and Full-Year 2005 Selected Summary Financial Results
Cray reported total revenue for the fourth quarter of 2005 of $65.3 million, compared to $38.1 million in the fourth quarter of 2004. Net loss in the fourth quarter of 2005 was ($9.2) million or ($0.10) per share, compared to ($36.0) million or ($0.41) per share in the fourth quarter of the prior year.
For the year ended December 31, 2005, the Company reported revenue of $201.1 million and a net loss of ($64.3) million or ($0.73) per share, compared to the restated $145.8 million of revenue in 2004 and a restated net loss of ($207.4) million or ($2.49) per share.
Financial results for the fourth quarter of 2005 included, in the restructuring, severance and impairment line, a $4.9 million write-down for impairment of core technology and $1.9 million for restructuring and severance. These impacts on earnings were partially offset by a $1.9 million income tax benefit. Also included in fourth quarter results were non-cash expense of $5.1 million related to stock option compensation and depreciation and amortization. Additionally, a contract delay associated with a co-funded research and development project negatively affected the quarter by about $2 million. The Company anticipates that the contract will be signed later this year.
Cash and short-term investments as of December 31, 2005 were $46.0 million, up sharply from $22.7 million reported in the third quarter of 2005. To date, the Company has not drawn upon the credit facility put into place during the second quarter of 2005.
2004 Restatement
On April 13, 2006, Cray’s senior management and Audit Committee, in consultation with its former and current independent registered public accounting firms, decided to restate the 2004 financial statements, including interim periods, to correct a $3.3 million non-cash error with respect to revenue recognized under one of the Company’s product development contracts.

The Company has determined that certain costs were incorrectly charged to the product development contract in 2004; this contract is accounted for under the percentage of completion method. The Company has improved its internal accounting controls, and due to these improved controls management detected this error in preparation of the 2005 financial statements.
The restatement decreased 2004 revenue by $3.3 million, decreased cost of product revenue by $3.1 million, increased research and development expense by $3.1 million and increased net loss by $3.3 million. There was no impact on 2004 cash or short-term investment position or 2005 operating results.
Sarbanes-Oxley Compliance Results
Cray reported that all material weaknesses reported in its 2004 Annual Report have been appropriately remediated and that the Company’s disclosure controls and procedures and its internal control over financial reporting were effective as of December 31, 2005. Furthermore, the Company’s independent registered public accounting firm rendered an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Annual Meeting of Shareholders
Earlier this week, Cray announced that it has changed the date of its Annual Meeting of Shareholders to now be held at 10:00 a.m. Pacific Time on Tuesday, June 6, 2006, at the Company’s headquarters located at 411 First Avenue South, Seattle, Washington.
Cray’s next investor conference call will be held in concurrence with 2006 first quarter results, which the Company expects to report in early to mid-May.
About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.
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Cray is a registered trademark of Cray Inc.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited)
	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2004	2005	2004	2005
	(Restated)		(Restated)
REVENUE:
Product	$25,203	$52,302	$95,901	$152,098
Service	12,892	12,955	49,948	48,953

Total revenue	38,095	65,257	145,849	201,051

OPERATING EXPENSES:
Cost of product revenue	30,962	42,951	104,196	139,518
Cost of service revenue	7,064	6,380	30,338	29,032
Research and development	16,632	8,780	53,266	41,711
Marketing and sales	9,998	5,857	34,948	25,808
General and administrative	7,097	3,654	19,451	16,145
Restructuring, severance and impairment	1,053	6,817	8,182	9,750
In-process research and development charge	—	—	43,400	—

Total operating expenses	72,806	74,439	293,781	261,964

Loss from operations	(34,711)	(9,182)	(147,932)	(60,913)

Other income (expense), net	(588)	(818)	(699)	(1,421)

Interest income (expense), net	26	(1,143)	365	(3,462)

Loss before income taxes	(35,273)	(11,143)	(148,266)	(65,796)

Income tax expense (benefit)	724	(1,916)	59,092	(1,488)

Net loss	$(35,997)	$(9,227)	$(207,358)	$(64,308)

Basic and diluted net loss per common share	$(0.41)	$(0.10)	$(2.49)	$(0.73)

Basic and diluted weighted average shares outstanding	87,316	88,827	83,387	88,499

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2004	2005
	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$41,732	$46,026
Restricted cash	11,437	—
Short-term investments, available-for-sale	34,253	—
Accounts receivable, net	33,185	55,064
Inventory	71,521	67,712
Prepaid expenses and other current assets	5,613	2,909

Total current assets	197,741	171,711

Property and equipment, net	36,875	31,292
Service inventory, net	3,590	3,285
Goodwill	55,644	56,839
Deferred tax asset	—	575
Intangible assets, net	7,294	1,113
Other non-current assets	9,360	8,190

TOTAL ASSETS	$310,504	$273,005

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,875	$14,911
Accrued payroll and related expenses	14,970	12,145
Other accrued liabilities	8,726	10,702
Deferred revenue	56,554	81,749

Total current liabilities	104,125	119,507

Long-term deferred tax liability	1,538	—
Long-term deferred revenue	1,027	5,234
Other non-current liabilities	1,849	2,317
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	188,539	207,058

Shareholders’ equity:
Preferred stock
Common stock	413,911	422,691
Exchangeable shares	4,173	576
Deferred compensation	(4,220)	(2,811)
Accumulated other comprehensive income	4,560	6,258
Accumulated deficit	(296,459)	(360,767)

TOTAL SHAREHOLDERS’ EQUITY	121,965	65,947

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$310,504	$273,005